Exhibit 99

Form 4 Joint Filer Information

Name:	PEGASUS CAPITAL, LLC
Address:	C/O Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807
Date of Event Requiring Statement:	12/01/11

Name:	PCA LSG Holdings, LLC
Address:	C/O Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807
Date of Event Requiring Statement:	12/01/11